Exhibit 10.7

FRANKLIN FEDERAL SAVINGS BANK

2008 DEFERRED COMPENSATION PLAN

FOR DIRECTORS AND SENIOR OFFICERS

I.	PURPOSE

Franklin Federal Savings Bank (the “Bank”) hereby establishes this 2008 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank (the “Plan”), effective as of October 1, 2007 (the “Effective Date”). The purpose of the Plan is to aid the Bank in retaining Directors and Senior Officers of outstanding competence, dedication and loyalty as well as to provide incentive for those Directors and Senior Officers (the “Participants”) to enhance the long-term value of the Bank. The Plan creates an unfunded deferred compensation arrangement that is modeled after the compensation incentives for directors and senior officers of recently converted publicly traded stock thrift corporations regulated by the Office of Thrift Supervision (referred to herein as “Recently Converted Thrifts”), as such incentives are typically found in Recognition and Retention Plans (“RRP”), Stock Option Plans (“SOP”) and Employee Stock Ownership Plans (“ESOP”).

Consistent with these objectives, the Bank will maintain a bookkeeping account for each Participant. The account will be credited initially with an Earned Award based on the current valuation of the Bank, seniority and office, consistent with similar practices of Recently Converted Thrifts. The Earned Award will be increased or decreased annually by an amount calculated separately for each Participant, based on the performance of the Bank, as well as on dates upon which a Participant completes certain specified terms of service to the Bank.

The Participants shall be entitled, within certain limits, to cash distributions equal to the vested amounts in their individual accounts upon the occurrence of certain events as defined and set forth herein. Administration, distributions, vesting, and other requirements of the Plan are discussed more fully below.

II.	EFFECTIVE DATE; SECTION 409A COMPLIANCE

The Plan was adopted by the Board of the Bank on February 19, 2008, effective on October 1, 2007. The Plan is intended to incorporate, and be subject to, the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Section 409A regulations and all applicable guidance issued under Section 409A by the Internal Revenue Service (collectively referred to herein as “Section 409A”). The Plan was amended by the Board on August 25, 2009.

III.	DEFINITIONS

The following terms used in this Plan shall have the following meanings (unless otherwise expressly provided herein):

3.1	“Annual Net Income” shall mean the “net earnings (loss)” of the Bank for each Fiscal Year determined in accordance with generally accepted accounting principles, as adjusted for unusual and/or non-recurring items as determined at the discretion of the Board. “Net earnings (loss)” of the Bank is the amount reported in the schedules to the consolidated financial statements of Franklin Financial Corporation MHC (“Franklin MHC”) and subsidiaries, as audited by the independent auditors for Franklin MHC.

3.2	“Annual Pre-Tax Income” shall mean the “earnings (loss) before provision for income taxes” of the Bank for each Fiscal Year determined in accordance with generally accepted accounting principles, as adjusted for unusual and/or non-recurring items as determined at the discretion of the Board. “Earnings (loss) before provision for income taxes” of the Bank is the amount reported in the schedules to the consolidated financial statements of Franklin MHC and subsidiaries, as audited by the independent auditors for Franklin MHC.

3.3	“Award” shall mean the product of the RRP/ESOP Share, on an individual Participant basis, multiplied by the Initial Valuation.

3.4	“Bank” shall mean Franklin Federal Savings Bank, a wholly owned subsidiary of Franklin MHC.

3.5	“Board” shall mean the full Board of Directors of the Bank, as changed from time to time.

3.6	“Calculation Date” shall mean September 30 or any other day or date specifically identified herein as a Calculation Date.

3.7	“Capital” shall mean the total of the common stock plus the additional paid in capital plus the retained earnings of the Bank, as adjusted for unusual and/or non-recurring items as determined at the discretion of the Board. This definition of Capital equates to “Capital Before Accumulated Other Comprehensive Income (Loss)” per the Bank’s unaudited internal financial statements, as adjusted for unusual and/or non-recurring items as determined at the discretion of the Board. Capital shall be retroactively adjusted to include any audit adjustments subsequently made to the year-end financial statements.

3.8	“Conversion” shall mean the reorganization of Franklin MHC and its subsidiaries into a publicly traded stock corporation owned entirely by its shareholders.

3.9	“Directors” shall mean non-officer, or “outside,” members of the Board of Directors of the Bank who are not full-time employees of the Bank.

3.10	“Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or Directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or Directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Participant must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

3.11	“Early Retirement Age” shall mean any date on which a Participant has attained at least age 55 and has completed at least ten years of service with the Bank.

3.12	“Earned Award” shall mean the product of the Award multiplied by the Seniority Factor. The Earned Award shall be adjusted on each Calculation Date to reflect changes in the Seniority Factor occurring since the prior Calculation Date.

3.13	“Effective Date” shall mean October 1, 2007.

3.14	“ESOP Allocation” shall mean a percentage based on the percentage of a Recently Converted Thrift’s value typically given to senior officers under an Employee Stock Ownership Plan, according to Office of Thrift Supervision guidelines and industry practices.

3.15	“ESOP Share” shall mean a percentage representing the portion of the ESOP Allocation awarded to an individual Participant. A schedule showing the ESOP Share is attached as Schedule A.

3.16	“Fiscal Year” shall mean the Bank’s accounting year of twelve months commencing October 1 of each year and ending September 30 of the following year.

3.17	“Initial Valuation” shall mean the Capital of the Bank on September 30, 2007, as reported in the schedules to the audited consolidated financial statements of Franklin MHC and subsidiaries. For the purposes of this Plan, the Initial Valuation shall be $99,945,727.

3.18	“Normal Retirement Age” shall mean (1) age 65 for Directors of the Bank and (2) for Senior Officers, the age at which a Senior Officer may retire with full Social Security benefits or other earlier age elected by the Board. In no event shall Normal Retirement Age be earlier than the earliest date on which a Participant may retire under the Pension Plan for the Employees of Franklin Federal Savings Bank.

3.19	“Participants” shall mean the Directors and Senior Officers of the Bank, as listed on the attached Schedule A.

3.20	“Plan Multiplier” shall mean, on an individual Participant basis, the SOP Share divided by the RRP/ESOP Share, as listed on Schedule A, rounded to two decimal places. After September 30, 2012 the Plan Multiplier shall be the lesser of (1) the Plan Multiplier on October 1, 2007 or (2) 1.00 for all Participants. After September 30, 2017, the Plan Multiplier shall be zero for all Participants.

3.21	“Return on Equity” shall mean the percentage obtained by dividing the Annual Net Income of the Bank by the average balance of Capital of the Bank. The average balance of Capital of the Bank shall be the average of the month-end balances of Capital for the period of computation, which shall include the month-end balance immediately preceding the period of computation.

3.22	“RRP Allocation” shall mean a percentage based on the percentage of a Recently Converted Thrift’s value typically given to directors and senior officers under a Recognition and Retention Plan, according to Office of Thrift Supervision guidelines and industry practices.

3.23	“RRP/ESOP Annual Award” shall mean the product of (1) Total Deferred Compensation as of September 30 of the year preceding the year of calculation multiplied by (2) Return on Equity for the year preceding the year of calculation. For the period from October 1, 2007 - September 30, 2008, “RRP/ESOP Annual Award” shall mean the product of (1) the Earned Award at October 1, 2007 multiplied by (2) 6.14%, which was the Return on Equity for the year ended September 30, 2007.

3.24	“RRP/ESOP Share” shall mean a percentage representing the sum of the RRP Share and the ESOP Share. A schedule showing the RRP/ESOP Share is attached as Schedule A.

3.25	“RRP Share” shall mean a percentage representing the portion of the RRP Allocation awarded to an individual Participant. A schedule showing the RRP Share is attached as Schedule A.

3.26	“Seniority Factor” shall mean a percentage based on the number of years a Participant has been employed by the Bank or served on the Board, as the case may be. For purposes of this Plan, a Director first elected at an annual meeting of the Bank shall be deemed to have been elected on the preceding September 30. The percentage shall be as follows:

(a)	Less than three years – 00.00%

(b)	Three or more years but less than six years – 20.00%

(c)	Six or more years, but less than nine years – 40.00%

(d)	Nine or more years, but less than twelve years – 60.00%

(e)	Twelve or more years, but less than fifteen years – 80.00%

(f)	Fifteen or more years – 100.00%

3.27	“Senior Officers” shall mean certain senior officers of the Bank, as listed on the attached Schedule A.

3.28	“SOP Allocation” shall mean a percentage based on the percentage of a Recently Converted Thrift’s value typically given to directors and senior officers under a Stock Option Plan, according to Office of Thrift Supervision guidelines and industry practices.

3.29	“SOP Annual Award” shall mean the product of (1) the RRP/ESOP Annual Award multiplied by (2) the Plan Multiplier.

3.30	“SOP Share” shall mean a percentage representing the portion of the SOP Allocation awarded to an individual Participant. A schedule showing the SOP Share is attached as Schedule A.

3.31	“Termination of Employment” shall mean the termination of a Participant’s employment or, if the Participant is a Director, service with the Bank for reasons other than in connection with the Participant’s death or Disability or a Change of Control. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the Termination of Employment and whether the Bank and the Participant intended for the Participant to provide significant services to the Bank following such termination.

3.32	“Total Deferred Compensation” shall mean the sum of (1) the Earned Award, (2) the RRP/ESOP Annual Award, and (3) the SOP Annual Award given to each Participant on a cumulative basis.

3.33	“Total Deferred Compensation Account” shall mean a bookkeeping account kept in the name of each Participant stating the Total Deferred Compensation of a Participant under the Plan. The Total Deferred Compensation Account shall have sub-accounts showing the Earned Award, RRP/ESOP Annual Award, and SOP Annual Award components. A sample Total Deferred Compensation Account is attached hereto as Schedule B.

3.34	“Vested Percentage” shall mean the percentage of a Participant’s Total Deferred Compensation that is nonforfeitable. The Vested Percentage shall be 0.0547645% for each Participant as of the Effective Date and shall increase by 0.0547645% for each day of employment with the Bank or service on the Board, as the case may be, thereafter. In no event shall the Vested Percentage exceed 100%.

IV.	ADMINISTRATION

4.1	Administration by Board. The Plan shall be administered by the Board.

4.2	Total Deferred Compensation Account. The Bank shall cause a Total Deferred Compensation Account to be kept for each Participant in a format similar to that contained in Schedule B. The Total Deferred Compensation Account shall be adjusted annually on the Calculation Date to reflect increases to the Earned Award due to Seniority and the addition or subtraction of the RRP/ESOP Annual Award and the SOP Annual Award.

4.3	No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any Participant acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

V.	ALLOCATION OF BENEFITS

5.1	Allocation of Benefits. The benefits given to the Participants under the Plan shall be allocated as follows:

(a)	Earned Award. As of the Effective Date, the Total Deferred Compensation Account of each Participant shall be credited with the amount of the Participant’s Earned Award without further action by the Board. On each Calculation Date thereafter, each Participant’s Earned Award shall be adjusted for changes in the Participant’s Seniority Factor since the prior Calculation Date.

(b)	RRP/ESOP Annual Award and SOP Annual Award. Each Fiscal Year on the Calculation Date, the Total Deferred Compensation Account of each Participant shall be credited or debited with the Participant’s RRP/ESOP Annual Award and SOP Annual Award for that Fiscal Year.

5.2	End of Senior Officer Awards. Notwithstanding any other provision of the Plan, a Senior Officer shall no longer receive RRP/ESOP Annual Awards or SOP Annual Awards or adjustments to the Earned Award due to changes in the Seniority Factor upon attainment of Normal Retirement Age. However, if a Senior Officer is requested by the Board to continue performing services for the Bank as a Senior Officer beyond his or her Normal Retirement Age (“Continued Service”), he or she shall be entitled to an RRP/ESOP Annual Award and SOP Annual Award for each year of Continued Service, the value of which RRP/ESOP Annual Award and SOP Annual Award shall be pro-rated for the number of days in the Bank’s employment during a Fiscal Year. A Senior Officer requested by the Board to perform Continued Service will also be entitled to any applicable adjustments to the Earned Award due to changes in such Senior Officer’s Seniority Factor during his or her Continued Service. If a Senior Officer is also a Director of the Bank at his or her Normal Retirement Age or his or her Early Retirement Age and terminates his or her employment as a Senior Officer but does not terminate his or her service as a Director of the Bank, then 80% of his or her Vested Percentage multiplied by each component of his or her Total Deferred Compensation shall be set aside in a separate account, to be paid as elected in Section 6.3(b) below, when he or she terminates his or her employment as a Senior Officer, and he or she shall be considered a Director with respect to the remaining 20% of each component of his or her Total Deferred Compensation.

5.3	Forfeiture of Rights under the Plan. The contingent right of a Participant to receive distributions under the Plan shall be forfeited upon the occurrence of any one or more of the following events:

(a)	If the Participant engages in acts that, in the sole discretion of the Board, constitute embezzlement of the Bank’s funds or fraud against the Bank; or

(b)	If the Participant shall enter into a business or employment which the Board, excluding the Participant in question if such Participant is a member of the Board, determines to be (i) detrimentally competitive with the business of the Bank and (ii) substantially injurious to the Bank’s financial interests.

5.4	Terminated Participants.

(a)	Subject to Sections 5.3 and 6.2(b), a Participant who has incurred a Termination of Employment shall be entitled to his or her vested benefits as of the date of Termination of Employment, and such Participant shall not accrue any additional benefits under the Plan after incurring a Termination of Employment, except for interest paid on installment distributions pursuant to Section 6.3.

(b)	A Participant who has incurred a Termination of Employment and who thereafter is re-employed by the Bank shall not participate in the Plan upon re-employment.

VI.	DISTRIBUTIONS

6.1	Payment of Distributions. Participants shall be entitled to distributions upon the occurrence of both of the following:

(a)	the Participant’s Termination of Employment, and

(b)	the Participant’s attainment of Normal Retirement Age, Early Retirement Age, death, or Disability.

6.2	Amount of Distributions. The amount of any distribution shall be determined as follows:

(a)	If a Participant is entitled to distributions because of Termination of Employment as a result of or in conjunction with death, Disability, reaching Early Retirement Age or reaching Normal Retirement Age, that Participant is entitled to a distribution equal to his Vested Percentage multiplied by his Total Deferred Compensation. For purposes of this Section 6.2(a), the amount of the Total Deferred Compensation shall be calculated as of the last day of the last full month of the Participant’s employment or service on the Bank’s Board, as the case may be. This amount shall include increases to the Earned Award due to changes in the Seniority Factor since the prior Calculation Date and a pro rata amount calculated on a monthly basis of the Participant’s RRP/ESOP Annual Award and SOP Annual Award for the Fiscal Year in which Termination of Employment occurs.

(b)	If, however, the Participant, in the determination of the Board, such determination to be made in the Board’s sole discretion, terminates his employment other than for the reasons in Section 6.2(a), the Participant is entitled to a distribution equal to his Vested Percentage multiplied by his Total Deferred Compensation in the amount of that Participant’s Total Deferred Compensation on the most recent Calculation Date.

6.3	Method of Payments.

(a)	Cash Payments. Any amounts to which a Participant is entitled under the Plan shall be distributed in cash.

(b)	Timing and Manner of Payment.

(1)	In the event a Participant becomes entitled to a distribution pursuant to Section 6.2(a), such Participant may elect to receive distributions under one of the following payment options, subject to Section 6.7 herein:

(i)	a lump sum distribution within ten business days of Termination of Employment,

(ii)	a lump sum distribution on the first business day of January of the year following Termination of Employment,

(iii)	at a Participant’s option, in five or ten equal annual installments, with interest at the rate specified below, beginning on the first business day of the month following Termination of Employment and continuing on the first business day of the same month of each succeeding year until such installments are paid in full.

(iv)	at a Participant’s option, in five or ten equal annual installments, with interest at the rate specified below, beginning on the first business day of January of the year following Termination of Employment and continuing on the first business day of January of each succeeding year until such installments are paid in full.

A Participant shall file a written payment option election with the Bank on a form provided by the Bank upon designation as a Participant. If a Participant fails to designate properly the manner of payment of the Participant’s benefits under the Plan, such payment will be in a lump sum distributed within ten business days of Termination of Employment.

Distributions made under Options (b)(1)(iii) and (b)(1)(iv) shall accrue interest on the unpaid balance from the first installment date at the Federal Home Loan Bank of Atlanta’s PRC 5 or PRC 10 rate, as applicable, in effect on the date of Termination of Employment, which interest shall be payable on the date that each succeeding annual installment is payable until the total unpaid balance plus interest is paid in full.

A Participant may change a prior election regarding the form or timing of distributions hereunder but all such changes must comply with the following requirements. The changes (i) may not accelerate the time or schedule of any distribution, except as provided in Section 409A; (ii) must, for benefits distributable under upon Termination of Employment, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and (iii) must take effect not less than twelve (12) months after the election is made.

(2)	In the event a Participant or his or her Beneficiary becomes entitled to a distribution pursuant to Section 6.2(b), such distribution shall be paid in a lump sum within ten business days of the earlier of (1) the Bank’s receiving notice of or otherwise becoming aware of the death of the Participant or (2) when the Participant attains age 55 if the Participant has at least ten years of service with the Bank upon Termination of Employment or when the Participant reaches Normal Retirement Age if the Participant has less than ten years of service with the Bank upon Termination of Employment.

(3)

Notwithstanding the timing and manner of payments, in no event shall the Participant be entitled to receive in any one calendar year an amount that would cause the Participant’s total compensation for that year to exceed the amount that is deductible by the Bank pursuant to the provisions of the Internal Revenue Code of 1986, as amended. Any amounts that are not paid to the Participant pursuant to the foregoing provision shall be carried forward and paid to the Participant on the first business day of January of the next succeeding year.

6.4	Distributions Upon Death. Unless the Participant names a Primary Designated Beneficiary(ies) and Contingent Designated Beneficiary(ies) pursuant to Section 6.5, any distributions to which a Participant is entitled upon the Participant’s death shall be made to such Participant’s estate.

6.5	Designated Beneficiary(ies). In the event a Participant desires that, upon the Participant’s death, any distributions to which the Participant is entitled be made to one or more persons and/or trusts other than the Participant’s estate (“Primary Designated Beneficiary(ies)”), the Participant must file with the Bank a form provided by the Bank naming the Primary Designated Beneficiary(ies) (the “Designation of Beneficiary(ies) Form”). A Participant may also name one or more persons and/or trusts as contingent Designated Beneficiary(ies) on the Designation of Beneficiary(ies) Form (“a Contingent Designated Beneficiary(ies)”) to receive any distributions to which the deceased Participant is entitled if the Primary Designated Beneficiary(ies) is (are), for any reason, unable to receive such distributions. A Designation of Beneficiary(ies) Form will be effective only after the signed form is filed with the Bank while the Participant is alive and will cancel all Designation of Beneficiary(ies) Forms signed and filed earlier with the Bank. If all of the Primary Designated Beneficiary(ies) and the Contingent Designated Beneficiary(ies), if named, are deceased, dissolved, or unable to receive distributions for any reason whatsoever, the Bank shall pay any unpaid amount to such Participant’s estate.

6.6	Distributions Upon Income Inclusion Under Section 409A. Upon the inclusion of any amount into a Participant’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A, to the extent such tax liability can be covered by the Participant’s Total Deferred Compensation Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

6.7	Restrictions on Timing of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment, or if earlier, the date of death. Therefore, in the event this paragraph is applicable to the Participant, any distribution which would otherwise be paid within the first six months following the Termination of Employment shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination of Employment, or, if earlier, within sixty (60) days from the date of the Participant’s death. All subsequent distributions shall be paid in the manner specified. For purposes of this Section 6.7, a “Specified Employee” shall mean a service provider who, as of the date of the service provider’s Termination of Employment, is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank, which determination shall be made in accordance with Section 409A, but only if any stock of the Bank is publicly traded on an established securities market or otherwise.

VII.	VESTING

7.1	Vested Amount. Except as provided in Sections 7.2 and 7.3, below, a Participant who is entitled to distributions shall only be entitled to distribution of the amount which is the product of the Participant’s Vested Percentage multiplied by his or her Total Deferred Compensation Account.

7.2	Death, Disability, Change of Control. In the event of the death or Disability of a Participant prior to Termination of Employment, the Vested Percentage for that Participant shall automatically become 100%. In the event of a Change of Control, as set forth in Section 8.2, below, the Vested Percentage for each Participant shall automatically become 100% as of the last day of the last full month prior to the date the Bank ceases to exist as an independent entity.

7.3	Retirement. In the event of the retirement of a Participant at Normal Retirement Age, the Vested Percentage for that Participant shall automatically become 100%. In the event of the retirement of a Participant at Early Retirement Age, the Vested Percentage shall be computed in accordance with Section 3.34, provided, however, the Board, in its sole discretion, may increase such Vested Percentage up to 100%.

VIII.	MISCELLANEOUS PROVISIONS

8.1	Compliance with OTS Regulations. It is the intention of the Board that this Plan be in full compliance with the Regulations promulgated by the Office of Thrift Supervision, or any similar successor agency of the United States government (“OTS Regulations”). If, at any point in time and for whatever reason, the Plan is deemed by the Office of Thrift Supervision not to be in compliance with the OTS Regulations, the Board may take whatever action it deems necessary to insure that the Plan regains compliance status, including amending the Plan or benefits given hereunder.

8.2	Change of Control. In the event the Bank ceases to exist as an independent entity due to a Change of Control (as defined below), then the Total Deferred Compensation of each Participant shall be calculated as of the last day of the last full month prior to the date the Bank ceases to exist as an independent entity. This amount will include a pro rata amount of the RRP/ESOP Annual Award and SOP Annual Award for the Fiscal Year in which Change of Control occurs plus any increases to the Earned Award due to changes in the Seniority Factor since the prior Calculation Date. The Vested Percentage multiplied by the Total Deferred Compensation of each Participant shall be distributed in cash in accordance with the payment option selected by the Participant under Section 6.3(b). A “Change of Control” shall mean a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A. Notwithstanding anything in this Plan to the contrary, in no event shall a Change of Control include a Conversion.

8.3	Rights of Creditors. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, sale, transfer, assignment, or encumbrance.

8.4	No Rights as Director or Senior Officer. Neither the Plan nor any benefits given hereunder shall confer upon a Participant a right to continue in the Bank’s employment, or to continue in service on the Bank’s Board, as the case may be.

8.5	Benefits Nontransferable. Except as otherwise provided herein, a Participant’s benefits under the Plan are not transferable other than by will or the laws of descent and distribution.

8.6	Virginia Law. The Plan shall be governed by, construed and interpreted according to the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

8.7	Arbitration. Any controversy, claim, or dispute arising out of or relating to the interpretation or benefits under this Plan will be resolved through final and binding arbitration. Such arbitration shall be held in Richmond, Virginia, in accordance with the then-current Rules of Conciliation and Arbitration of the American Arbitration Association.

8.8	Compliance with Section 409A; Recission. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A. Any modification to the terms of this Plan that would inadvertently result in an additional tax liability on the part of a Participant shall have no effect provided the change in the terms of the Plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IX.	AMENDMENT AND TERMINATION; EFFECT OF CONVERSION

9.1	Amendment and Termination of the Plan. Subject to Section 9.2, the Board of Directors may, at any time, terminate or suspend the Plan or amend it from time to time in such respects as it deems desirable; provided that no termination or amendment of the Plan shall adversely affect the rights of any Participant earned up to the time of termination or amendment without the written consent of such Participant, as the case may be.

9.2	Special Rules Relating to Termination. The Bank may terminate and liquidate this Plan in the following circumstances:

(a) pursuant to irrevocable action taken within thirty (30) days before, or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so that all Participants in similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements

(b) within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) the Bank’s termination and liquidation of this and all other account balance plans (as referenced in Section 409A), provided that (i) such action does not occur proximate to a downturn in the financial health of the Bank; (ii) all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination. In such event, the Bank may distribute the Total Deferred Compensation Account of each Participant, determined as of the date of the termination of the Plan, to the Participant in a lump sum subject to the above terms.

9.3	Notwithstanding the foregoing, the Board may amend the Plan any time if, in the Board’s sole discretion, such amendment is needed in order to assure the Plan’s compliance with the Internal Revenue Code of 1986, as amended, including without limitation, Section 409A, the OTS Regulations, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

9.4	Unless this Plan is terminated pursuant to this Article IX prior to such event, if the Bank and Franklin MHC adopt a plan of Conversion, the Board shall take such action as may be necessary to modify this Plan or adopt additional plans to the extent necessary to provide each Participant with the opportunity to direct the investment of their account balance under this Plan to an investment in stock issued in the Conversion, subject to the terms and conditions of the plan of stock issuance and such other rules as the Board may establish with respect to such investments. Notwithstanding anything in this Plan to the contrary, upon the consummation of a plan of Conversion, any account maintained in this Plan that is not invested in stock shall thereafter be credited with interest pending distribution at a rate (and at such intervals) established from time to time by the Board but, in any event, not less than the tiered rate paid from time to time on the Bank’s money market savings account.

FRANKLIN FEDERAL SAVINGS BANK

By:	/s/ Richard T. Wheeler, Jr.
Title:	Chairman of the Board